EXHIBIT 10.35
HEALTH CARE REIT, INC.
Summary of Director Compensation
     For the 2006 calendar year, each non-employee member of the Board of Directors of Health Care REIT, Inc. (the “Company”) will receive an annual retainer of $45,000, payable in equal quarterly installments. Additionally, each of the chairs of the Audit Committee and the Compensation Committee will receive an additional retainer of $10,000 and the chair of the Nominating/Corporate Governance Committee will receive an additional retainer of $7,500. If the Board of Directors holds more than four meetings in a year, each non-employee member of the Board will receive $1,500 for each meeting attended in excess of four meetings. With respect to the Audit, Compensation, Executive and Nominating/Corporate Governance Committees, if any of these committees holds more than four meetings in a year, each non-employee member of these committees will receive $1,000 for each meeting attended in excess of four meetings.
     Non-employee directors of the Company are eligible to receive a variety of equity awards under the Company’s 2005 Long-Term Incentive Plan (the “Plan”). On January 23, 2006, the Compensation Committee, which administers the Plan, granted each of the non-employee directors deferred stock units with a value of $70,000. The deferred stock units are converted into shares of common stock of the Company in three equal installments on the first three anniversaries of the date of the grant. Recipients of the deferred stock units are also entitled to dividend equivalent rights.